Exhibit 99.1

NEWMARKET ANNOUNCES THE RETIREMENT OF THE PRESIDENT OF AFTON CHEMICAL CORPORATION AND THE APPOINTMENT OF NEW PRESIDENT

Richmond, VA, October 31, 2022 – NewMarket Corporation (NYSE: NEU) (the “Company”) announced today that Regina Anne Harm, President of Afton Chemical Corporation (“Afton”), is stepping down from her role as President of Afton effective December 31, 2022, as she intends to retire in 2023. Mrs. Harm has worked for Afton for over 15 years, and she has served in a variety of areas of increasing responsibility during this time, culminating in the role of President in 2018. Prior to becoming President, her roles included: Vice President, Lube Additive Business Worldwide, VP, Performance Additives, VP, Supply, and Senior VP & Chief Operating Officer.

Teddy Gottwald, President & CEO of NewMarket, thanked Mrs. Harm for her many years of dedicated service: “Gina excelled in every role and, perhaps most notably, built strong and capable teams in every instance. I am grateful to Gina for all her good work, leading Afton through some very challenging times. During her tenure as President, we have seen an incredible string of unusual events: fires and freezes at our suppliers’ plants which caused unprecedented supply disruption; the worldwide Covid pandemic; ongoing supply chain challenges from the pandemic; and more recently, inflation, war and sanctions. Throughout this time, she has provided calm, steady leadership that has allowed Afton to prosper and grow.”

Mr. Gottwald continued, “the entire NewMarket, Afton and Ethyl family are fortunate to have had Gina’s dedicated leadership for these many years.”

The Company also announced that Brian D. Paliotti will succeed Gina Harm as President of Afton, effective January 1, 2023. Mr. Paliotti has worked for NewMarket since 2008 serving in a variety of finance roles, most recently as Vice President and Chief Financial Officer.

Mr. Gottwald commented, “I am extremely excited about this opportunity for Brian. Throughout his time with our Company, Brian has focused on building teams, developing people, and pursuing cost-savings initiatives. He has extensive market knowledge, a strong financial background, and an energetic, results-oriented leadership style that will lead us into the future. Brian will remain focused on executing our short and long term plans in pursuit of our objectives, and we can look forward to our continued success under his direction.”

NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com